[LOGO]  MOYE, GILES, O'KEEFE,
                           VERMEIRE & GORRELL LLP
                           ATTORNEYS


29TH FLOOR
1225 SEVENTEENTH STREET                                EDWARD F. O'KEEFE, P.C.
DENVER, COLORADO 80202-5529                           DIRECT DIAL (303) 292-7912
(303) 292-2900  FAX (303) 292-4510
HTTP://WWW.MGOVG.COM


                               September 27, 1999


Founders Funds, Inc.
2930 East Third Avenue
Denver, Colorado  80206

Gentlemen:

      This is in response to your request for our opinion as to the legality of the registration of an indefinite number of shares of capital stock ($0.01 par value per share) of Founders Funds, Inc. having been registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933, as amended (Form N-1A). This share registration has been effected pursuant to the provisions of Rule 24f-2 under
Section 24(f) of the Investment Company Act of 1940.

      We have examined the articles of incorporation of Founders Funds, Inc. as filed for record with the State Department of Assessments and Taxation of the State of Maryland on June 19, 1987; articles of amendment and articles supplementary to the articles of incorporation as filed from time to time; the bylaws; the minute book setting forth, among other things, the actions taken by the board of directors authorizing the issuance and sale of the corporation's capital stock and related acts and procedures; the registration statement including all exhibits thereto; and have made such other examination as deemed necessary in the premises.

      Based upon our examination, we are of the opinion that Founders Funds, Inc. is a corporation duly organized and existing under and by virtue of the laws of the State of Maryland, with full power to issue its shares of capital stock. Said shares, up to the maximum amount hereinafter indicated, when issued and sold in the manner and on the terms set forth in the registration statement, will be legally and validly issued, fully paid and non-assessable shares of the corporation of the par value of $0.01 per share. The maximum number of shares which has been authorized by the corporation, and thus the maximum number which may legally and validly be issued, is ten billion shares of such capital stock.

                             MOYE, GILES, O'KEEFE,
                             VERMEIRE & GORRELL LLP


Founders Funds, Inc.
September 27, 1999
Page 2



      We hereby consent to the use of this opinion in the registration statement and further consent to the reference to our name therein.

                                    Very truly yours,

                                    MOYE, GILES, O'KEEFE,
                                     VERMEIRE & GORRELL LLP

                                    By:  Edward F. O'Keefe, P.C.



                                    By: /S/ Edward F. O'Keefe
                                        ------------------------------
                                          Edward F. O'Keefe, President

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